Exhibit 23.1



                       INDEPENDENT AUDITORS' CONSENT



The Dow Chemical Company:

We consent to the incorporation by reference in this Registration Statement of The Dow Chemical Company on Form S-3 of our reports dated February 13, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for derivative instruments and hedging activities to conform to Statement of Financial Accounting Standards No. 133), appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Midland, Michigan
June 25, 2002